Exhibit 99.3
Item 6. Selected Financial Data.
The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8.
(In thousands except per share amounts)

	Years ended December 31,
	2009	2008	2007	2006	2005
Operating Data (a)
Total revenues	$233,902	$232,728	$160,859	$66,752	$41,651
Income from continuing operations	24,447	46,793	57,051	29,798	16,084
Net income (b)	12,959	47,360	58,598	31,970	16,926
Add: Net loss (income) attributable to noncontrolling interests	8,050	(339)	(6,048)	(1,865)	(642)
Less: Net income attributable to redeemable noncontrolling interests	(23,549)	(26,774)	(18,346)	—	—

Net (loss) income attributable to CPA®:16 — Global shareholders	(2,540)	20,247	34,204	30,105	16,284

Earnings per share:
Income from continuing operations attributable to CPA®:16 — Global shareholders	—	0.16	0.28	0.40	0.29
Net (loss) income attributable to CPA®:16 — Global shareholders	(0.02)	0.17	0.29	0.40	0.29

Cash distributions declared per share	0.6621	0.6576	0.6498	0.6373	0.5763

Balance Sheet Data
Total assets	$2,889,005	$2,967,203	$3,081,869	$1,775,640	$929,649
Net investments in real estate (c)	2,223,549	2,190,625	2,169,979	1,143,908	651,592
Long-term obligations (d)	1,454,851	1,453,901	1,445,734	662,762	376,078

Other Information
Cash provided by operating activities	$119,879	$117,435	$120,985	$52,255	$40,338
Cash distributions paid	80,778	79,011	72,551	41,227	28,939
Payment of mortgage principal (e)	18,747	15,487	18,053	6,397	2,821

(a)	Certain prior year balances have been retrospectively adjusted as discontinued operations and for the adoption of recent accounting guidance for noncontrolling interests.

(b)	Net income in 2009 and 2008 reflected impairment charges totaling $59.6 million, inclusive of amounts attributable to noncontrolling interests totaling $12.8 million and $4.0 million, including $3.1 million related to our equity investments in real estate, respectively.

(c)	Net investments in real estate consists of net investments in properties, net investment in direct financing leases, equity investments in real estate, real estate under construction and assets held for sale, as applicable.

(d)	Represents non-recourse mortgages and deferred acquisition fee installments.

(e)	Represents scheduled mortgage principal payments.